Exhibit 99.1

NEWS RELEASE

CSL04016	10/20/04

(CSL)   Carlisle Companies Reports a 30% Increase in Third Quarter Income from Continuing Operations

CHARLOTTE, NORTH CAROLINA, October 20, 2004…Carlisle Companies Incorporated (NYSE:CSL) reported income from continuing operations of $32.1 million, or $1.02 per diluted share in the third quarter 2004, compared to $24.8 million or $0.81 per diluted share from continuing operations in the third quarter 2003.

Net sales of $631.3 million in the third quarter 2004 were 17% over third quarter 2003 net sales of $541.5 million.  Carlisle net sales and income from continuing operations set records for the third quarter and the first nine months of the year.  Organic net sales growth of $87.0 million, or 16% in the third quarter 2004, accounted for substantially all the increase over the third quarter 2003 and included $3.4 million of favorable changes in foreign currency rates.  The impact of foreign currency rates on income was negligible. The growth in net sales was primarily attributable to the Construction Materials and Industrial Components segments.  Acquisitions contributed $5.5 million of the growth in the third quarter 2004 net sales, partially offset by $2.7 million in divestitures.

Net sales of $1.83 billion for the nine month period ended September 30, 2004 were 17% above the first nine months 2003 net sales of $1.55 billion.  Income of $96.3 million, or $3.06 per diluted share from continuing operations in the first nine months 2004, compared to $70.7 million or $2.30 per diluted share from continuing operations in the first nine months 2003.

Income from continuing operations in the third quarter 2004 included a $0.03 per diluted share charge related to exit and disposal activities, compared to a $0.10 per diluted share charge in the third quarter 2003.  Income from continuing operations for the first nine months of 2004 included a $0.06 per diluted share charge for exit and disposal activities, compared to a $0.14 per diluted share charge in the first nine months of 2003.

The Company lowered its estimated tax rate from 32.50% to 32.25% for the nine months and full year 2004.  This adjustment to record the change in estimated tax rate resulted in a favorable impact on income from continuing operations of $0.3 million or $0.01 per diluted share in the third quarter 2004.

Richmond McKinnish, Carlisle’s President and CEO said, “We were pleased with our organic sales growth in the third quarter, but were unable to realize the full benefit of this increase in our earnings.  We have been successful in obtaining selling price increases in many of the markets we serve; however, we have not kept pace with the steep rise in raw material costs.  Additional selling price increases are planned.  We are increasing guidance for income from continuing operations to $3.60 to $3.70 per diluted share.”

Third Quarter Segment Results

The following segment discussion excludes the impact of discontinued operations.

Industrial Components net sales in the third quarter 2004 of $178.1 million were 19% above $149.1 million in the third quarter 2003.  Third quarter 2004 net sales at Carlisle Tire & Wheel Company were 25% above third quarter 2003 as a result of increased sales across all product lines, with most of the increase attributable to sales of commercial and consumer power equipment lawn care products and ATV tires and wheels.  Carlisle Power Transmission net sales were 4% above the third quarter 2003 with most of the sales improvement in the lawn and garden and agricultural markets.  Third quarter 2004 segment earnings before interest and income taxes (“EBIT”) of $11.2 million were slightly above $11.0 million in the third quarter 2003.  The disappointing earnings results in this segment were primarily caused by the continuing rise in raw material prices for steel in the wheel business and oil-based commodities used in the tire manufacturing process.  Selling price increases were implemented in the third quarter at Carlisle Tire & Wheel, but the financial impact of the increases was not sufficient to fully offset the continuing rise in raw material costs.

Construction Materials net sales of $215.5 million in the third quarter were 23% above the third quarter 2003 net sales of $174.7 million with strong demand across most product lines.  Third quarter 2004 EBIT of $33.7 million was 17% above the third quarter 2003 EBIT of $28.8 million and included a 20% increase in earnings at Carlisle SynTec.  The improvement in EBIT at Carlisle SynTec was due primarily to the increase in net sales volume, partially offset by product mix and increasing raw material costs.  Earnings at Carlisle’s European roofing joint venture, Icopal, were 3% below the third quarter 2003 primarily due to currency fluctuations.

Automotive Components net sales of $46.3 million in the third quarter 2004 were 10% above the third quarter 2003 of $42.1 million.  New programs at Carlisle Engineered Products’ major automotive customers offset the slightly lower North American vehicle production in the third quarter 2004 versus the third quarter 2003.  The $(0.9) million EBIT loss in the third quarter 2004 included $1.0 million of exit and disposal costs at Carlisle Engineered Products’ Bundy Park plant in Erie, PA.  The third quarter also included approximately $2.0 million of losses as a result of excess manufacturing and inspection costs caused by the transfer of defective tooling provided by a customer as part of their supply program.  This was partially offset by a $1.1 million settlement with the customer in the third quarter.  The $(2.5) million EBIT loss in the third quarter 2003 primarily related to $2.7 million of exit and disposal costs at the Bundy Park plant in Erie, PA.

Transportation Products net sales of $39.8 million were 29% above third quarter 2003 net sales of $30.8 million.  The improvement in net sales was primarily in shipments of construction, pneumatic bulk, aluminum dump and stainless steel tank trailers.  EBIT of $2.2 million was the same as the third quarter 2003 reflecting the inability to fully offset the increase in raw material costs and an unfavorable sales mix of lower margin products.

Third quarter 2004 net sales in the Specialty Products segment of $33.1 million were 6% above $31.1 million in the third quarter 2003.  The sales increase was driven by demand for braking systems for off-highway and industrial equipment products.  Segment EBIT of $1.9 million compared to a $(0.6) million loss in the third quarter 2003.  The third quarter 2003 loss was a result of plant closure and severance expenses and new production facility start-up costs at Carlisle Motion Control.

General Industry net sales of $118.5 million in the third quarter were 4% above $113.7 million in the third quarter 2003.  Net sales at Carlisle Process Systems were 10% above the third quarter 2003 as a result of increased purchases of capital equipment for cheese processing equipment.  Carlisle FoodService net sales were 3% above the third quarter 2003.  Tensolite net sales were 4% above the third quarter 2003 due to increased sales in its general assembly and RF/Microwave products.  Carlisle Walker net sales in the third quarter 2004 were 5% above the third quarter 2003 as a result of higher sales in the equipment group.  Johnson Truck Bodies net sales in the third quarter were 8% below the third quarter 2003 due to reduced demand for insulated temperature controlled truck bodies and trailers.

Segment EBIT of $8.2 million was 39% above $5.9 million recorded in the third quarter 2003.  The increase was primarily attributable to Carlisle Process Systems, Carlisle Walker and Tensolite.  The third quarter 2003 included a $1.2 million charge for exit and disposal activities.

Discontinued Operations

In accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Carlisle identified the assets associated with three operations in the Industrial Components, Automotive Components, and General Industry segments as discontinued operations in the second quarter 2004.  The discontinued operations include a plastic components operation of Carlisle Tire & Wheel Company reported in the Industrial Components segment, the rubber operations of Carlisle Engineered Products in the Automotive Components segment, and the pottery business that is part of Carlisle FoodService in the General Industry segment.  Carlisle is actively marketing the operations and conducting other actions required to complete the plan to sell the assets.

Losses from discontinued operations in the third quarter 2004 were $3.2 million compared to losses of $0.3 million in the third quarter 2003.  Losses from discontinued operations for the nine months ended September 30 were $6.2 million in 2004 and $0.5 million in 2003.

Net Income

Net income of $28.9 million, or $0.92 per diluted share, was 18% above the third quarter 2003 and included $3.2 million or $0.10 per diluted share of losses from discontinued operations.  Net income for the third quarter 2003 was $24.5 million or $0.80 per diluted share, which included $0.3 million or $0.01 per diluted share of losses from discontinued operations.  Net income through September 2004 of $90.1 million or $2.86 per diluted share was 28% above the same period in 2003 and included $6.2 million in losses from discontinued operations.  This compares favorably to net income of $70.2 million or $2.28 per diluted share realized in the first nine months

2003, which included $0.5 million or $0.02 per diluted share in losses from discontinued operations.

Cash Flow

Cash flow from continuing operations of $71.0 million in the first nine months of 2004 was below $102.1 million realized in the same period in 2003.  Increased utilization of the securitization program in 2004 contributed $43.0 million to cash flow from operations compared to a $10.0 million contribution from the securitization program in 2003.  The decrease in operating cash flow was a result of increased working capital to support higher revenues.  Cash used in investing activities was $73.3 million in the first nine months of 2004 compared to $60.9 million in the first nine months of 2003 and includes the acquisition of Trintex, a specialty tire and wheel business, in June 2004.  Capital expenditures of $54.1 million were 87% above $28.9 million in the first nine months of 2003 primarily as a result of new production plants for coating and waterproofing products and insulation products for the Construction Materials segment.  Proceeds from the sale of investments, property and equipment include the sale of properties acquired in the acquisition of Flo-Pac.

Backlog

The September 30, 2004 backlog from continuing operations of $412 million was 19% above $346 million at September 30, 2003 and was above $403 million at June 30, 2004.  The Construction Materials, Transportation Products and General Industry segments accounted for most of the increase in backlog compared to the third quarter 2003.  Most of the increase in backlog from the second quarter 2004 was in the Construction Materials segment and was partially offset by a lower backlog at Carlisle Process Systems in the General Industry segment.

Conference Call and Webcast

The company will discuss third quarter 2004 results on a conference call for investors on Wednesday, October 20, 2004 at 11:00 a.m. EDT.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to at any time shortly following the live call at the same website location until November 3, 2004.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, data transmission, process systems and automotive industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

September 30, 2004

(In millions, except per share data)

	Third Quarter			Nine Months
	2004	2003*	% Change	2004	2003*	% Change
Net sales	$631.3	$541.5	17%	$1,825.4	$1,554.3	17%

Income from continuing operations, net of tax	$32.1	$24.8	29%	$96.3	$70.7	36%
Loss from discontinued operations, net of tax	$(3.2)	$(0.3)	-967%	$(6.2)	$(0.5)	-1140%
Net income	$28.9	$24.5	18%	$90.1	$70.2	28%

Basic earnings per share
Continuing operations	$1.03	$0.81	27%	$3.10	$2.31	34%
Discontinued operations	$(0.10)	$(0.01)	-900%	$(0.20)	$(0.02)	-900%
Net income	$0.93	$0.80	16%	$2.90	$2.29	27%

Diluted earnings per share
Continuing operations	$1.02	$0.81	26%	$3.06	$2.30	33%
Discontinued operations	$(0.10)	$(0.01)	-900%	$(0.20)	$(0.02)	-900%
Net income	$0.92	$0.80	15%	$2.86	$2.28	25%

SEGMENT FINANCIAL DATA

(In millions)

	2004			2003*
Third Quarter	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$178.1	$11.2	6.3%	$149.1	$11.0	7.4%
Construction Materials	215.5	33.7	15.6%	174.7	28.8	16.5%
Automotive Components	46.3	(0.9)	-1.9%	42.1	(2.5)	-5.9%
Transportation Products	39.8	2.2	5.5%	30.8	2.2	7.1%
Specialty Products	33.1	1.9	5.7%	31.1	(0.6)	-1.9%
General Industry	118.5	8.2	6.9%	113.7	5.9	5.2%
Subtotal	$631.3	$56.3	8.9%	$541.5	$44.8	8.3%
Corporate	—	(5.5)		—	(5.5)
Total	$631.3	$50.8	8.0%	$541.5	$39.3	7.3%

	2004			2003*
Nine Months	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Industrial Components	$565.6	$55.8	9.9%	$485.1	$50.3	10.4%
Construction Materials	525.8	68.3	13.0%	427.6	57.1	13.4%
Automotive Components	146.9	(0.5)	-0.3%	140.9	2.7	1.9%
Transportation Products	112.5	5.7	5.1%	92.1	4.6	5.0%
Specialty Products	102.6	8.4	8.2%	99.1	2.4	2.4%
General Industry	372.0	30.1	8.1%	309.5	13.7	4.4%
Subtotal	$1,825.4	$167.8	9.2%	$1,554.3	$130.8	8.4%
Corporate	—	(14.1)		—	(14.5)
Total	$1,825.4	$153.7	8.4%	$1,554.3	$116.3	7.5%

* 2003 figures have been revised to exclude discontinued operations

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended September 30

(In thousands except per share data)

	Third Quarter			Nine Months
	2004	2003*	% Change	2004	2003*	% Change
Net sales	$631,323	$541,473	16.6%	$1,825,434	$1,554,267	17.4%
Cost and expenses:
Cost of goods sold	521,722	445,364	17.1%	1,487,282	1,267,093	17.4%
Selling and administrative expenses	56,665	54,228	4.5%	171,158	159,277	7.5%
Research and development expenses	4,951	4,861	1.9%	15,144	14,485	4.5%
Other (income) & expense, net	(2,804)	(2,325)	20.6%	(1,862)	(2,868)	-35.1%

Earnings before interest & income taxes	50,789	39,345	29.1%	153,712	116,280	32.2%

Interest expense, net	3,713	3,635	2.1%	11,559	11,505	0.5%

Earnings before income taxes	47,076	35,710	31.8%	142,153	104,775	35.7%

Income taxes	14,945	10,916	36.9%	45,845	34,053	34.6%

Income from continuing operations	32,131	24,794	29.6%	96,308	70,722	36.2%
% of Net Sales	5.1%	4.6%		5.3%	4.6%

Loss from discontinued operations, net of tax	(3,156)	(263)	-1100.0%	(6,247)	(538)	-1061.2%

Net Income	$28,975	$24,531	18.1%	$90,061	$70,184	28.3%

Basic earnings per share
Continuing operations	$1.03	$0.81	27.2%	$3.10	$2.31	34.2%
Discontinued operations	(0.10)	(0.01)	-900.0%	(0.20)	(0.02)	-900.0%
Basic earnings per share	$0.93	$0.80	16.3%	$2.90	$2.29	26.6%

Diluted earnings per share
Continuing operations	$1.02	$0.81	25.9%	$3.06	$2.30	33.0%
Discontinued operations	(0.10)	(0.01)	-900.0%	(0.20)	(0.02)	-900.0%
Diluted earnings per share	$0.92	$0.80	15.0%	$2.86	$2.28	25.4%

Average shares outstanding (000’s) - basic	31,135	30,680		31,043	30,646
Average shares outstanding (000’s) - diluted	31,502	30,798		31,447	30,755

Dividends	$7,170	$6,749		$20,838	$19,899
Per share	$0.230	$0.220	4.7%	$0.670	$0.650	3.1%

* 2003 figures have been revised to reflect discontinued operations

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In thousands)

	September 30, 2004	December 31, 2003*
Assets
Current Assets
Cash and cash equivalents	$19,074	$26,848
Receivables	269,637	213,524
Inventories	306,503	259,290
Prepaid expenses and other	74,766	75,123
Current assets held for sale	6,762	9,596
Total current assets	676,742	584,381
Property, plant and equipment, net	448,006	449,271
Other assets	428,974	398,243
Non-current assets held for sale	4,543	5,014
	$1,558,265	$1,436,909

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$17,593	$7,505
Accounts payable	204,435	176,335
Accrued expenses	158,758	153,005
Current liabilities associated with assets held for sale	2,008	2,498
Total current liabilities	382,794	339,343
Long-term debt	287,172	294,581
Other liabilities	171,118	171,055
Shareholders’ equity	717,181	631,930
	$1,558,265	$1,436,909

* Reflects reclassification of assets held for sale

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows

For the Nine months ended September 30

(In thousands)

	2004	2003*
Operating activities
Net income	$90,061	$70,184
Reconciliation of net earnings to cash flows:
Loss from discontinued operations, net of tax	6,247	538
Depreciation and amortization	45,820	46,292
Gain on equity investments	(684)	(946)
Foreign exchange gain	—	(2,451)
Deferred taxes	3,441	16,865
(Gain) loss on investments, property and equipment, net	(2,329)	1,424
Receivables under securitization program	43,000	10,000
Working capital	(118,500)	(41,015)
Other	3,916	1,237
Net cash provided by operating activities	70,972	102,128
Investing activities
Capital expenditures	(54,102)	(28,885)
Acquisitions, net of cash	(34,709)	(32,934)
Proceeds from investments, property and equipment	14,556	1,047
Other	972	(111)
Net cash used in investing activities	(73,283)	(60,883)
Financing activities
Net change in short-term debt and revolving credit lines	10,143	(27,336)
Reductions of long-term debt	(2,357)	(3,809)
Dividends	(20,838)	(19,899)
Treasury shares and stock options, net	7,913	4,560
Other	—	(878)
Net cash (provided by) used in financing activities	(5,139)	(47,362)
Net cash used in discontinued operations	(110)	(80)
Effect of exchange rate changes on cash	(214)	420
Change in cash and cash equivalents	(7,774)	(5,777)
Cash and cash equivalents
Beginning of period	26,848	34,768
End of period	$19,074	$28,991

* Reflects reclassification of cash flows from discontinued operations